Exhibit 10(b)
AMENDMENT NO. 1
TO
HARRIS CORPORATION
2005 ANNUAL INCENTIVE PLAN
     WHEREAS, Harris Corporation, a Delaware corporation (the “Corporation”), heretofore has adopted and maintains the Harris Corporation 2005 Annual Incentive Plan (the “Plan”), to, among other things, provide annual incentive awards to key employees;
     WHEREAS, pursuant to Section 17 of the Plan, the Board of Directors of the Corporation (the “Board”) has the authority to amend the Plan; and
     WHEREAS, the Board desires to amend the Plan to comply with the final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, BE IT RESOLVED, that the Plan hereby is amended, effective as of January 1, 2009, as follows:
     1. Section 7 hereby is amended in its entirety to read as follows:
     “7. Payment of Annual Incentive Award.
     (a) Payments. Payment of any amount to be paid to a Participant based upon the degree of attainment of the applicable Performance Objectives shall be made in a lump sum cash payment at such time as the Committee may in its discretion determine. Notwithstanding the foregoing, in no event will the payment of such amounts be made earlier than the day immediately following the end of the Plan Year or later than the 15th day of the third month following the end of the Plan Year.
     (b) Termination of Employment. Except to the extent otherwise provided by the Committee, if a Participant’s employment with the Company, any Subsidiary or any Affiliate, is terminated for any reason prior to the last day of a Plan Year, then, except in the case of death, disability, normal retirement or involuntary termination without cause, or except as provided in Section 13, the Participant shall forfeit the Award and shall not be entitled to a payment of the annual incentive award. If a Participant’s employment is terminated during the Plan Year due to death, disability, normal retirement or involuntary termination without cause, the Participant shall be entitled to a pro-rated payment of the annual incentive award that would have been payable if the Participant had been a Participant on the last day of the Plan Year. If a Participant is entitled to a payment of the annual incentive award pursuant to the preceding sentence, such amount shall be prorated based on the number of days the individual was a Participant in the Plan for such Plan Year and shall be paid at the same time and in the same manner as such payment would have been made if the Participant had been a Participant on the last day of the Plan Year. For purposes of this Plan, a leave of absence, approved by the Committee, shall not be deemed to be a termination of employment.”

     2. Section 13(a) hereby is amended in its entirety to read as follows:
     “(a) Amount of Award. Notwithstanding anything to the contrary provided elsewhere herein, in the event of a “Change of Control” of the Company, as defined in Section 13(c), then an Award for the Plan Year during which the Change of Control is effective shall equal an amount not less than the target annual incentive award as originally approved for the Plan Year, notwithstanding actual results or any changes or modifications occurring after any such Change of Control.”
     3. Section 13 hereby is amended to add the following new subsection (b) and the Plan’s sections and section references hereby are renumbered accordingly:
     “(b) Timing of Payment. Notwithstanding anything to the contrary provided elsewhere herein, in the event of a “Change of Control” of the Company, as defined in Section 13(c), that qualifies as a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5), the Company shall pay any Awards for the Plan Year during which the Change of Control is effective in a lump sum as promptly as practicable following such effective date, but in no event later than the earlier of (i) the 90th day following the effective date of the Change of Control and (ii) the 15th day of the third month following the end of the Plan Year during which the Change of Control is effective. In the event of a “Change of Control” of the Company, as defined in Section 13(c), that does not qualify as a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5), the Company shall pay any Awards for the Plan Year during which the Change of Control is effective in a lump sum at the time set forth in Section 7(a).”
     4. Section 14 hereby is amended to insert the phrase “but subject to the requirements of Section 409A of the Code,” immediately after the phrase “the Committee may, in its discretion,” set forth in the last sentence thereof.
     5. Section 15 hereby is amended to insert the phrase “, including without limitation, Section 409A of the Code,” immediately after the phrase “subject to applicable law” set forth in clause (ii) of the last sentence thereof.
     6. Section 16(a) hereby is amended in its entirety to read as follows:
     “(a) Section 162(m) Related Deferral. Notwithstanding anything contained herein to the contrary, if permitted under Section 409A of the Code, in the event that all or a portion of an annual incentive award shall be ineligible for treatment as “other performance-based compensation” under Section 162(m) of the Code, the Committee, in its sole discretion, shall have the right, with respect to any Executive Officer who is a “covered employee” under Section 162(m) of the Code, to defer such Executive Officer’s receipt of payment of his or her annual incentive award until the Executive Officer is no longer a “covered employee” or until such time as shall be determined by the Committee, provided that the Committee may effect such a deferral only in a situation where the Company reasonably anticipates that it would be prohibited a deduction under Section

162(m) of the Code and such deferral shall be limited to the portion of the award that reasonably is anticipated not to be deductible.”
     7. Section 16(b) hereby is amended to insert the word “written” immediately prior to the phrase “rules and procedures” set forth in the last sentence thereof.
     APPROVED AND AUTHORIZED BY THE BOARD OF DIRECTORS as of the 24th day of October, 2008.

HARRIS CORPORATION

/s/ Jeffrey S. Shuman

Jeffrey S. Shuman
Vice President, Human Resources and Corporate Relations

ATTEST:

/s/ Scott T. Mikuen Secretary 12-30-08

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